Exhibit 99.1
January 7, 2011	Contact:
FOR IMMEDIATE RELEASE	Don Huffman, CFO
don.huffman@wafergen.com

Joyce Strand
Joyce.strand@wafergen.com
510-651-4450

WaferGen to Present at OneMedForum San Francisco 2011

Fremont, Calif., January 7, 2011 – WaferGen Biosystems, Inc. (OTCBB:WGBS), a leading developer of state-of-the-art genomic analysis systems, today announced that it will present an overview of the company at the 4th Annual OneMedForum Business Development and Investment Conference for emerging healthcare and life science companies held concurrently with the JP Morgan Healthcare Conference in San Francisco, January 11-13, 2011.

The presentation will occur at the Sir Francis Drake Hotel in San Francisco on Wednesday, January 12, 2011 at 2:30 p.m. Pacific time.  It will be Webcast live and may be accessed at www.wafergen.com; and it will be archived for 90 days.

About WaferGen and the SmartChip Real-Time PCR System
WaferGen Biosystems, Inc. is a leader in the development, manufacture and sale of state-of-the-art systems for genomic analysis for the life science and pharmaceutical industries.  The company currently offers the breakthrough SmartChip Real-Time PCR system, the next-generation Real-Time PCR system for discovery and validation of biomarkers, or gene expression patterns, on a single platform. The company believes that the SmartChip system is ideal for researchers seeking to confirm discoveries made with the growing use of next-generation sequencing.  In addition, the high throughput capabilities of the SmartChip system enable scientists to extend their research across large panels of genes, and hundreds of samples, at a reasonable cost.

In addition, the company offers an innovative fee-based service for gene-expression profiling using the SmartChip system.  For additional information, please see http://www.wafergen.com.

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